Exhibit 99.1

NEWS RELEASE Dayton, OH April 27, 2004

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

TUESDAY, APRIL 27, 2004

MTC TECHNOLOGIES, INC. REPORTS RECORD 1ST QUARTER: NET

INCOME UP 62% ON 66% REVENUE INCREASE

EBITDA Increases 68%

DAYTON, OH, April 27 – MTC Technologies, Inc. (Nasdaq: MTCT), a provider of engineering, technical and management services to the federal government, today reported 1st quarter results for the quarter ended March 31, 2004.

Financial Highlights (1st quarter ‘04 compared to 1st quarter ‘03):

•	Revenues increased 65.8% to $59.9 million, an increase of $23.8 million

•	Operating income increased 62.7% to $6.2 million, an increase of $2.4 million

•	Net income increased 61.6% to $3.8 million, an increase of $1.5 million

•	EBITDA increased 68.3% to $6.8 million, an increase of $2.8 million

•	Diluted earnings per share of $0.26 for the 1st quarter of 2004 (after giving effect to the Company’s recently completed follow-on stock offering) compared to diluted earnings per share of $0.18 for the 1st quarter of 2003

•	Funded backlog at approximately $185 million at March 31, 2004 versus $151 million at March 31, 2003

•	MTC completed a public offering in February 2004, receiving net proceeds of $59.3 million

Raj Soin, Founder and Chairman of the Board, commented on the 1st quarter 2004 financial results by noting, “This record first quarter is obviously a great start on a new year and exceeds the 51% growth we experienced in the first quarter of 2003. Our entire team should not only be proud of the results they have provided our stockholders, but also for the part they play in helping support our men and women in uniform in these difficult times”.

Strong 1st Quarter Results:

Record revenues of $59.9 million for the quarter ended March 31, 2004, reflected a 65.8% increase over the $36.1 million recorded in the same period of 2003. Organic growth of nearly 36% amounted to $12.9 million of the $23.8 million increase in revenues, with the remaining $10.9 million of revenue growth, or 30%, coming from the businesses acquired in the fourth quarter of 2003. Gross profit of $9.3 million for the quarter ended March 31, 2004, increased $3.0 million over the $6.3 million recorded in the same period of 2003, primarily due to the increase in revenue. Gross profit as a percentage of revenue decreased to 15.6% from 17.6% in the same period of 2003. This decrease in gross margin percentage is in line with the Company’s expectations and is primarily attributable to the previously forecasted increase in the use of subcontractors. Margins on subcontractor-based revenues are typically lower than the margins on direct work.

Operating income for the quarter increased 62.7% to $6.2 million, compared to $3.8 million recorded in the quarter ended March 31, 2003. The increase primarily reflects the increased gross margin, partially offset by higher general and administrative expenses and intangible asset amortization. Although higher in absolute dollars, general and administrative expenses decreased from 6.7% of revenue for the first quarter of 2003 to 4.5% of revenue in the first quarter of 2004.

Net income for the quarter ended March 31, 2004 was $3.8 million, a 61.6% increase over first quarter 2003 net income of $2.4 million. EBITDA of $6.8 million was 11.4% of revenue for the quarter ended March 31, 2004, for a 68.3% increase over the $4.0 million recorded in the same period of 2003. Fully diluted earnings per share for the first quarter of 2004 were $0.26 compared to fully diluted earnings per share of $0.18 for the first quarter of 2003, a 44.4% increase. Shares issued in connection with the public offering completed in February 2004 affected the March 31, 2004 diluted weighted average shares outstanding by approximately 1,038,000 shares or $0.03 per share.

“First quarter results reflected nearly 36% organic growth and included approximately $2.5 million of customer requested accelerated deliveries, which were the primary reasons we exceeded upper end guidance,” noted David Gutridge, Chief Executive Officer of MTC. He went on to say, “Our operations team continues to post impressive organic growth in all of our customer groups and I cannot say enough about their tremendous efforts to make MTC the customer’s firm of choice. Their dedicated efforts for MTC have resulted in recently secured task orders with combined potential value in excess of $65 million with a variety of clients in our key business areas.”

Completion of Public Offering

The Company successfully completed the public offering of 2.25 million primary and 1.5 million secondary shares of its common stock in February 2004. The primary shares were issued by the Company and the secondary shares were sold by a selling stockholder. The Company did not receive any proceeds from the sale of the shares by the selling stockholder. The Company received net proceeds of $59.3 million from the offering, after deducting the Company’s portion of estimated expenses and the underwriting discount.

The Company intends to use the proceeds from the offering for working capital and general corporate purposes including possible strategic acquisitions.

Company Guidance:

The Company also reiterated its guidance for 2004 as issued on February 19, 2004 and adds guidance for its second quarter of 2004. Michael Gearhardt, Chief Financial Officer commented “The guidance for the 2nd quarter of 2004 represents a 46% growth in revenue, 20% organic, and an increase in net income of 44% over the same quarter of 2003.” These numbers reflect the full year effect of the ICI and Vitronics acquisitions and the incremental shares issued in connection with the February 2004 public offering. The table below summarizes the guidance ranges for the second quarter of 2004 and year-end 2004.

	All amounts except earnings per share in (000s)
	Revenue	Net Income	Earnings per share	Est. Avg. Share
Second Quarter 2004	$61,000 - $63,000	$4,000 - $4,200	$0.26 - $0.27 – Basic	15,610
			$0.26 - $0.27 – Diluted	15,660

Full Year 2004	$250,000 - $260,000	$16,000 - $16,600	$1.05 - $1.08 – Basic	15,300
			$1.04 - $1.08 – Diluted	15,400

Note: Earning per share amounts for each of the individual quarters in 2004 may not add to the year-to-date earnings per share due to the issuance of additional shares during the first quarter of 2004.

1st Quarter Earnings Conference Call:

The Company will conduct a conference call today at 10:00 a.m. ET to discuss its first quarter 2004 results. To obtain the dial-in number, please call our Director of Investor Relations at 937-252-9199. To access the webcast of today’s call, please go to www.mtctechnologies.com. Internet participants should go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available through the site for 15 days.

MTC, through its wholly-owned subsidiaries, provides sophisticated systems engineering, information technology, intelligence and program management services to the Federal Government and employs over 1,500 people in more than 25 locations. MTC was founded in 1984 and is headquartered in Dayton, OH. MTC is a Nasdaq-listed company.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

Selected detailed financial information follows. For further information on MTC, visit the website at www.mtctechnologies.com.

Selected Balance Sheet Data:

(in thousands):

	March 31, 2004	December 31, 2003
Current assets	$129,201	$67,748
Current liabilities	29,719	35,204
Working capital	99,482	32,544
Cash	72,371	15,050
Accounts receivable	49,777	46,004
Total bank debt	—	—
Stockholders’ equity	131,916	65,235
Total assets	$163,312	$102,267

•	Days Sales Outstanding (DSOs) in accounts receivable at March 31, 2004 and 2003, and December 31, 2003 were as follows:

	As of March 31, 2004	As of December 31, 2003	As of March 31, 2003
Accounts receivable	70 days	60 days	84 days
Cost and estimated earnings in excess of billings on uncompleted contracts	10 days	5 days	8 days
Billings in excess of costs and estimated earnings on uncompleted contracts	(1) day	—	(1) day

Total Days Sales Outstanding	79 days	65 days	91 days

The increase in DSOs from December 31, 2003 resulted from our decision to delay the billings relating to work performed by one of our fourth quarter 2003 acquisitions in order to conform their documentation process and procedures to MTC’s processes and procedures. This transition was completed in February 2004 and substantially all of the delayed billings were collected in April 2004. We expect an improvement in DSOs during the second quarter of 2004.

Reconciliation Between Net Income and EBITDA (in thousands):

	Three months ended March 31, 2004	Three months ended March 31, 2003
Net income	$3,805	$2,355
Income tax expense	2,490	1,540
Net interest income	(81)	(75)
Depreciation and amortization	583	219

EBITDA	$6,797	$4,039

EBITDA, as defined, represents income before income taxes, net interest (income) expense, depreciation, and amortization. The Company provides EBITDA because a significant portion of the Company’s growth is from acquisitions and management believes that EBITDA, which excludes intangible amortization relating to acquisitions, is a more appropriate indicator of the Company’s performance.

MTC Technologies, Inc.

Condensed Consolidated Statements of Income

(Dollars in Thousands Except Per Share and Share Data)

	Three months ended March 31,
	2004	2003
Revenue	$59,868	$36,109
Gross profit	9,334	6,343
General and administrative expenses	2,692	2,404
Intangible asset amortization	428	119
Operating income	6,214	3,820
Net interest income	81	75
Income before income tax expense	6,295	3,895
Income tax expense	2,490	1,540
Net income	$3,805	$2,355

Basic and diluted earnings per share	$0.26	$0.18

Weighted average common shares outstanding:
Basic	14,361,947	12,914,781
Diluted	14,406,556	13,095,552

FOR FURTHER INFORMATION, CONTACT:

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.